Filed Pursuant to Rule 433

Registration No. 333-288424

Issuer Free Writing Prospectus, dated June 30, 2025

AeroVironment, Inc. Announces Proposed Offerings of
Common Stock and Convertible Senior Notes Due 2030

ARLINGTON, Va., June 30, 2025 – AeroVironment, Inc. (NASDAQ: AVAV) (the “Company”) today announced proposed underwritten public offerings of $750,000,000 of shares of its common stock (the “Common Stock” and, such offering, the “Common Stock Offering”) and $600,000,000 aggregate principal amount of its convertible senior notes due 2030 (the “Convertible Notes” and such offering, the “Convertible Notes Offering”).

The Company intends to grant the underwriters of the offerings a 30-day option to purchase up to an additional $112,500,000 of Common Stock in the Common Stock Offering and a 30-day option to purchase up to an additional $90,000,000 aggregate principal amount of Convertible Notes solely to cover over-allotments, if any, in the Convertible Notes Offering. The Company expects to use the net proceeds from the Common Stock Offering and the Convertible Notes Offering to repay indebtedness under its term loan and outstanding borrowings under its revolving credit facility, and the remainder, if any, for general corporate purposes, including to increase manufacturing capacity. The closing of neither the Common Stock Offering nor the Convertible Notes Offering is conditioned upon the closing of the other offering. The offerings are subject to market and other conditions, and there can be no assurance as to whether or when the offerings may be completed, or as to the actual size or terms of the offerings.

J.P. Morgan and BofA Securities are acting as lead book-running managers and as representatives of the underwriters for the Common Stock Offering and the Convertible Notes Offering. Raymond James is acting as a joint book-running manager and as a representative of the underwriters for the Convertible Notes Offering. The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) as well as preliminary prospectus supplements with respect to each of the offerings to which this communication relates. Before you invest, you should read the applicable preliminary prospectus supplement and the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and these offerings. You may access these documents by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the applicable offering will arrange to send you the applicable preliminary prospectus supplement (or, when available, the applicable final prospectus supplement) and the accompanying prospectus upon request to: J.P. Morgan Securities LLC, Attention: c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or email: prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com; or BofA Securities, Attention: Prospectus Department, NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, or e-mail: dg.prospectus_requests@bofa.com.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy the shares of Common Stock, the Convertible Notes, any shares of Common Stock issuable upon conversion of the Convertible Notes or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration and qualification under the securities laws of such state or jurisdiction.

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ABOUT AEROVIRONMENT, INC.

AeroVironment (NASDAQ: AVAV) is a defense technology leader delivering integrated capabilities across air, land, sea, space, and cyber. The Company develops and deploys autonomous systems, precision strike systems, counter-UAS technologies, space-based platforms, directed energy systems, and cyber and electronic warfare capabilities—built to meet the mission needs of today’s warfighter and tomorrow’s conflicts. With a national manufacturing footprint and a deep innovation pipeline, the Company delivers proven systems and future-defining capabilities with speed, scale, and operational relevance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain of the statements contained or referred to herein, including those regarding the proposed offerings, should be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “should,” “strategy,” “will,” “intend,” “may” and other similar expressions or the negative of such words or expressions. Statements in this press release concerning the Common Stock Offering and the Convertible Notes Offering, our ability to complete such offerings on the anticipated timeline or at all and the anticipated use of the net proceeds therefrom, together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting management’s best judgment based upon currently available information. Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from expectations as a result of a variety of factors.  Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause actual results, performance or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the Company’s ability to perform under existing contracts and obtain additional contracts; changes in the regulatory environment; the activities of competitors; failure of the markets in which the Company operates to grow; failure to expand into new markets; failure to develop new products or integrate new technology with current products; and general economic and business conditions in the United States and elsewhere in the world, as well as those set forth in AeroVironment, Inc.’s Annual Report on Form 10-K for the year ended April 30, 2025 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on the Company’s business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements.  These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

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INVESTOR CONTACT
Denise Pacioni
Investor Relations
AeroVironment, Inc.

MEDIA CONTACT
Paul Frommelt
AeroVironment, Inc.
pr@avinc.com

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